Exhibit 99.1

USG CORPORATION INVESTMENT PLAN

REPORT ON AUDITED

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USG CORPORATION INVESTMENT PLAN

December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm

USG Corporation Investment Plan

We have audited the accompanying statement of net assets available for benefits of USG Corporation Investment Plan (the “Plan”) as of December 31, 2011 and the related statement of changes in net assets available for benefits for the year ended December 31, 2011. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2011 financial statements referred to above present fairly, in all material respects, the net assets of the Plan as of December 31, 2011 and the changes in net assets for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2011 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Plante & Moran PLLC

Elgin, Illinois

June 20, 2012

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Pension and Investment Committee

USG Corporation

We have audited the accompanying statements of net assets available for benefits of USG Corporation Investment Plan (“the Plan”) as of December 31, 2010 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s administrators. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2010, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mitchell & Titus, LLP

Chicago, Illinois

June 24, 2011

USG CORPORATION INVESTMENT PLAN

Statements of Net Assets Available for Benefits

As of December 31, 2011 and 2010

	2011	2010
ASSETS
Participant-directed investments, at fair value	$564,471,151	$591,635,688

Receivables:
Employee contributions receivable	—	381,934
Employer contributions receivable	—	40,636
Interest and dividends receivable	541,627	158,257
Notes receivable from participants	30,376,960	32,042,907

Total Receivables	30,918,587	32,623,734

Total Assets	595,389,738	624,259,422

LIABILITIES
Accrued administrative fees	358,110	274,976

Securities purchased but not yet paid	1,059,631	428,167

Total Liabilities	1,417,741	703,143

Net assets available for benefits reflecting investments at fair value	593,971,997	623,556,279

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(463,004)	4,396,017

Net assets available for benefits	$593,508,993	$627,952,296

The accompanying notes are an integral part of these statements.

USG CORPORATION INVESTMENT PLAN

Statements of Changes in Net Assets Available for Benefits

For the Years Ended December 31, 2011 and 2010

	2011	2010
Net assets available for benefits, beginning of year	$627,952,296	$597,187,028

Add (deduct)

Contributions
Employer contributions	1,829,803	4,309,407
Employee contributions	26,209,335	26,489,294

	28,039,138	30,798,701
Transfers from other plans
California Wholesale Material Supply 401(k) Profit Sharing Plan	—	5,983,028

Other income/(loss)	(62,735)	22,864

Income (loss) from investments:
Dividend income	4,719,938	4,674,953
Interest income from investments	6,413,243	6,530,057
Realized gain/(loss) on sale of investments	9,745,688	(1,491,911)
Unrealized appreciation/(depreciation) for the year	(22,598,394)	39,558,983

	(1,719,525)	49,272,082
Interest income from notes receivable from participants	1,125,781	1,418,658

Total additions	27,382,659	87,495,333

Benefit payments and participant withdrawals	(60,794,973)	(55,429,835)
Administrative expenses	(1,030,989)	(1,300,230)

Total deductions	(61,825,962)	(56,730,065)

Net increase/(decrease) in net assets during the year	(34,443,303)	30,765,268

Net assets available for benefits, end of year	$593,508,993	$627,952,296

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 1 DESCRIPTION OF THE PLAN

The following description of the USG Corporation Investment Plan (the Plan) provides general information about the Plan’s provisions. USG Corporation (the Corporation) is the plan sponsor. Participants should refer to the plan document and summary plan description for a more complete description of the Plan’s provisions.

General

The USG Corporation Investment Plan, also known as the USG Corporation Investment Plan for Salaried Employees prior to January 1, 1989, was approved by the stockholders of the Corporation on May 11, 1977, and became effective on July 1, 1977. The Plan was subsequently amended and completely restated effective as of January 1, 1989, July 1, 1997, and most recently as of January 1, 2011. The amendments and restatements incorporate all prior amendments to the Plan and make changes to reflect the merger of the USG Corporation Savings Plan for Hourly Employees and change the name of the plan to the USG Corporation Investment Plan, effective January 1, 1989; and to implement the daily valuation of investments in the participants’ accounts at fair market value on each business day effective July 1, 1997.

The first amendment to the Plan (as amended and restated effective January 1, 2011), effective January 1, 2011, further clarifies the meaning of a participant’s “earnings” to also include any compensation paid to a participant as part of an award from an annual incentive plan of which all or a portion is paid to certain officers of the Corporation in shares of common stock of the Corporation.

The second amendment to the Plan (as amended and restated effective January 1, 2011), effective October 1, 2011, increases the default auto-enrollment election contribution from 3% to 6%. In addition, participants executing a hardship withdrawal will be automatically enrolled back into the Plan at the conclusion of the 6-month contribution suspension period. Finally, any terminated employee will be eligible for installment payments upon termination. Prior to October 1, 2011, installment payments were only applied to participants eligible to retire.

The Plan was established to enable eligible employees to accumulate their own funds, share in the contributions of their employers, and thereby provide for their future security.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 1 DESCRIPTION OF THE PLAN (continued)

Contributions

The Plan provides, among other things, that participants may contribute up to 20% (13% and 11% for highly compensated employees as of December 31, 2011 and 2010, respectively) of their eligible pay to the Plan through payroll deductions on a before-tax basis during the year. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant’s contributions, the Corporation’s contributions, and investment earnings.

The Corporation makes a regular 10% matching contribution (effective January 1, 2011) and 25% matching contribution prior to 2011, up to the first 6% of the participants’ eligible pay contributed to the Plan, credited to the participants’ accounts each pay period.

The Plan requires completion of three years of credited service in order to be 100% vested in the Employer’s contribution. Employees’ contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant’s account is distributable upon a participant’s retirement or death.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 1 DESCRIPTION OF THE PLAN (continued)

Investment Options

Employee contributions are invested by The Northern Trust Company, (Trustee) in any one or a combination of nine funds: (a) common stock of USG Corporation (USG Common Stock Fund), (b) an equity index fund which provides investment results that are designed to correspond to the performance of publicly traded common stocks, as represented by the Standard & Poor’s 500 Composite Stock Price Index (Equity Index Fund), (c) a balanced fund which invests in several broadly diversified asset classes, including domestic and foreign common stocks and bonds, preferred stocks and cash (Balanced Fund), (d) a growth fund which invests primarily in equity securities of large market capitalization companies with earnings that are expected to grow at an above-average rate, but may be further diversified by investment of a small portion of the assets in domestic bonds, foreign common stocks and bonds, and cash (Growth Fund), (e) a small cap equity fund which seeks maximum long-term growth of capital by investing in common stock of rapidly growing U.S. small and mid cap companies with market capitalizations of less than $1.5 billion and $8.5 billion, respectively, at the time of initial investment (Small Cap Equity Fund), (f) a large cap value fund which seeks to provide long-term growth of principal and income by investing in common stocks of companies that appear to be temporarily undervalued by the stock market but have a favorable outlook for long-term growth (Large Cap Value Fund), (g) an international equity fund which seeks long-term capital appreciation through investments in common stocks of established non-U.S. companies (International Equity Fund), (h) a bond fund which seeks to provide current income and preservation of capital by investing in investment grade corporate debt securities, government bonds and mortgages in both U.S. and foreign markets, (Bond Fund) or (i) a managed separate account which seeks to preserve principal and income while maximizing current income by investing in a diversified pool of Guaranteed Investment Contracts (GICs), separate account GICs, synthetic GICs, Structured Investment Contracts (SICs) or Bank Investment Contracts (BICs) of varying maturity, size and yield (Stable Value Fund).

The Equity Index Fund is invested in the Vanguard Institutional Index Fund.

The Balanced Fund is invested in the Fidelity Puritan Fund.

The Growth Fund is invested in the American Funds Growth Fund of America.

The Small Cap Equity Fund is invested in the Vanguard Small Cap Growth Index Fund.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 1 DESCRIPTION OF THE PLAN (continued)

Investment Options (continued)

The Large Cap Value Fund is invested in the Dodge & Cox Stock Fund.

The International Equity Fund is invested in the Templeton Foreign Fund.

The Bond Fund is invested in the PIMCO Total Return Fund.

The Stable Value Fund is managed by JPMorgan Chase. At December 31, 2011 and 2010, the Stable Value Fund was primarily composed of synthetic GICs.

Participants may elect to have their contributions invested in 1% increments in any fund or combination of funds and to change their contribution rate, suspend or resume their contributions, change their investment allocations, transfer their investments from one fund to another and apply for a loan by contacting Your Benefits Resources through either an automated telephone service or a secured interactive website, via the Internet, on any day. Certain executive officers of the Corporation must pre-clear any transfer in or out of the USG Common Stock Fund with the USG Corporate Secretary.

If the Trustee is unable to invest any contributions immediately, the funds are temporarily invested in short-term investment funds and any earnings in the fund are credited to the participants’ accounts.

Forfeitures

Employer contribution amounts forfeited by terminated employees are applied as a credit against future employer contributions or used to pay administrative expenses and other fees of the Plan and are held in the Forfeiture Cash Account. Unallocated forfeiture balances as of December 31, 2011 and 2010 were approximately $490,272 and $230,108, respectively, and forfeitures used to reduce Corporation’s contributions for 2011 and 2010 were $0 and $400,000, respectively.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 1 DESCRIPTION OF THE PLAN (continued)

Eligibility

New employees are immediately eligible to join the Plan and are automatically enrolled in the Plan. Deductions will generally begin 30-45 days after their hire date unless the employee elects not to join the Plan.

Plan Administration

The Plan funds are administered under the terms of a trust agreement with The Northern Trust Company. The trust agreement provides, among other things, that the Trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period. Aon Hewitt is the recordkeeper of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Pension and Investment Committee (the Committee) is responsible for the administration of the Plan. The Committee consists of seven members appointed by the Corporation.

Administrative expenses and other fees of the Plan are shared by the Corporation and the participants.

At December 31, 2011 and 2010, there were approximately 8,924 and 9,283 participants in the Plan, respectively.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the financial statements to accrue for the portion of annual contributions unpaid at year-end.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basis of Accounting (continued)

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits was prepared on a contract value basis.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end based on quoted market prices. The company stock is valued at its quoted market price. The underlying investments of the synthetic GICs include units of common collective trusts. The common collective trusts were valued using the net asset value per share, based on the fair market values of the underlying assets. Wrap contracts are valued based on the rebid price.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Unrealized appreciation or depreciation of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

Payment of Benefits

Benefits are recorded when paid.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Notes Receivable from Participants

Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. No allowance for credit losses has been recorded as of December 31, 2011 or 2010. If a participant ceases to make loan repayments and the plan administrator deems the participant loan to be a distribution, the participant loan balance is reduced and a benefit payment is recorded.

NOTE 3 SYNTHETIC GUARANTEED INVESTMENT CONTRACTS

The Stable Value Fund holds investments in synthetic guaranteed investment contracts (Synthetic GICs) and cash and cash equivalents. Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions. In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.” Synthetic GICs may be issued by banks, insurance companies, and other financial institutions. The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying trust assets. The crediting interest rates are reset quarterly and the contracts provide that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin-offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transaction under ERISA. The plan administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value, is probable.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 3 SYNTHETIC GUARANTEED INVESTMENT CONTRACTS (continued)

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long-term credit rating below a threshold set forth in the contract; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan’s assets, which were covered by the contract, is below the contract value. The Plan may seek to add additional issuers over time to diversify the Plan’s exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 3 SYNTHETIC GUARANTEED INVESTMENT CONTRACTS (continued)

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC’s future interest crediting rates. In addition, participant withdrawals from and transfers out of the Stable Value Fund made according to Plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates. The difference between the Fund’s contract value and the related market value of underlying Fund investments is represented on the Plan’s statements of net assets available for benefits as the “adjustments from fair value to contract value for fully benefit-responsive investment contracts.”

All of the Plan’s Synthetic GICs are considered to be fully benefit-responsive and are therefore recorded at contract value in accordance with the accounting standards. The average yield for the Plan’s Synthetic GICs was approximately 2.41% and 3.28% as of December 31, 2011 and 2010, respectively. The crediting interest rate was approximately 2.22% and 2.20% at December 31, 2011 and 2010, respectively. There are no reserves against the contract value for credit risk of the contract issuer or otherwise.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 4 FAIR VALUE MEASUREMENTS

The Plan follows the guidance of Financial Statement Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements.

ASC 820 establishes a fair value hierarchy prioritizing the valuation of Plan assets into three broad categories: Level 1, with greatest emphasis on observable market prices in active markets, Level 2; assets not traded on an active market but for which there are readily observable, either directly or indirectly, pricing inputs; and Level 3, assets with unobservable inputs due to little or no market activity where the reporting entity may make estimates and assumptions related to the pricing and risk.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2011:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$4,035,410	$4,035,410	$—	$—
Mutual Funds
Large Cap Equity	53,710,712	53,710,712	—	—
Large Growth	51,445,216	51,445,216	—	—
Small Cap Equity	48,213,186	48,213,186	—	—
Large Cap Value	38,161,648	38,161,648	—	—
Balanced	72,794,029	72,794,029	—	—
International Equity	21,518,019	21,518,019	—	—
Bond	46,236,144	46,236,144	—	—

Total Mutual Funds	332,078,954	332,078,954	—	—

Synthetic Guaranteed Investment Contracts (GIC)
Common collective trusts(a)	214,598,604	—	214,598,604	—
Wrap contracts	197,507	—	—	197,507

Total GIC	214,796,111	—	214,598,604	197,507

Common Collective Trust - Short-Term Investments(b)	13,560,676	—	13,560,676	—

Total Investments	$564,471,151	$336,114,364	$228,159,280	$197,507

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 4 FAIR VALUE MEASUREMENTS (continued)

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2010:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$5,861,771	$5,861,771	$—	$—
Mutual Funds
Large Cap Equity	56,186,479	56,186,479	—	—
Large Growth	57,383,855	57,383,855	—	—
Small Cap Equity	53,148,321	53,148,321	—	—
Large Cap Value	42,262,508	42,262,508	—	—
Balanced	73,256,836	73,256,836	—	—
International Equity	29,925,162	29,925,162	—	—
Bond	46,869,426	46,869,426	—	—

Total Mutual Funds	359,032,587	359,032,587	—	—

Synthetic Guaranteed Investment Contracts (GIC)
Common collective trusts(a)	218,848,289	—	218,848,289	—
Wrap contracts	409,985	—	—	409,985

Total GIC	219,258,274	—	218,848,289	409,985

Common Collective Trust - Short-Term Investments(b)	7,483,056	—	7,483,056	—

Total Investments	$591,635,688	$364,894,358	$226,331,345	$409,985

(a)

This category includes a common collective trust fund with the objective to protect the principal balance of participant accounts and to generate stable, positive book value returns that exceed those of alternative principal protection vehicles, such as money market funds, during normal market conditions. The common collective trust invests in underlying assets and includes cash, bank notes, US government agency securities, corporate bonds, and various short term debt instruments. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

(b)

This class invests primarily in fixed income securities, including, but not limited to, bonds, notes or other investments, such as government securities; commercial paper, certificates of deposits, master notes or variable amount notes, with the objective of providing high current income consistent with the preservation of capital and the maintenance of liquidity. Short term investments are valued at $1.00/unit, which approximates fair value. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 4 FAIR VALUE MEASUREMENTS (continued)

The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 assets (Wrap Contracts) for the years December 31, 2011 and 2010.

	2011	2010
Balance, beginning of year	$409,985	$563,381
Unrealized losses relating to instruments held at reporting date	(212,478)	(153,396)

Balance, end of year	$197,507	$409,985

The valuation methods described in Note 2 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair value. Furthermore although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 4 FAIR VALUE MEASUREMENTS (continued)

The Plan’s policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2011 and 2010.

The Plan also holds other assets and liabilities not measured at fair value on a recurring basis, including accrued income, participant notes receivable, other receivables and accrued liabilities and payables. The fair value of these assets and liabilities approximates the carrying amounts in the accompanying financial statements due to the short maturity of the instruments or the use of interest rates that approximate market rates for instruments of similar maturity.

NOTE 5 TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service (IRS) dated July 2, 2002, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and therefore the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The Plan has submitted an application for a new determination letter on January 28, 2011. The Pension and Investment Committee believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore believes the Plan is qualified and the related trust is tax-exempt.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the plan and recognize a tax liability (or asset) if the Plan has taken an uncertain tax position that is more likely than not would not be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset). The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2008.

NOTE 6 DISTRIBUTION ON TERMINATION OF THE PLAN

In the event of termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 7 INVESTMENTS

During 2011 and 2010, the Plan’s investments (including gains and losses on investments bought and sold, as well as assets held during the year) appreciated/(depreciated) as follows:

	2011	2010
Company common stock	$(2,325,653)	$1,036,378
Mutual funds	(10,527,053)	37,030,694

Total appreciation/(depreciation)	$(12,852,706)	$38,067,072

At December 31, 2011 and 2010, the following investments exceeded 5% of the net assets available for Plan benefits:

	2011	2010
Mutual Funds – At Fair Value
Vanguard Institutional Index Fund	$53,710,712	$56,186,479
Fidelity Puritan Fund	72,794,029	73,256,836
American Funds Growth Fund of America	51,445,216	57,383,855
Vanguard Small Cap Growth Index Fund	48,213,186	53,148,321
Dodge & Cox Stock Fund	38,161,648	42,262,508
PIMCO Total Return Fund	46,236,144	46,869,426
Synthetic Guaranteed Investment Contracts – At Contract Value
JP Morgan Chase Bank-Intermediate Bond Fund	214,318,581	223,654,198

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 8 NOTES RECEIVABLE FROM PARTICIPANTS

Participants are able to obtain notes receivable from the Plan. Under the Plan’s provisions, the maximum notes receivable allowable is one half of a participant’s vested account balance or $50,000, whichever is less. The minimum notes receivable amount is $1,000. Additional amounts can be taken in $1 increments. A participant must have a vested account balance of at least $2,000 before he or she can apply for a note receivable. The Plan restricts the participant to no more than two notes receivable outstanding at a time. Most notes receivable can be repaid by the participant over a five-year period, or sooner, in full, with interest at the prime rate in effect at the time of requesting the notes receivable. A residential note receivable can be repaid over a period of up to 30 years. Notes receivable from participants are written off when deemed uncollectible.

NOTE 9 NEW ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued Accounting Standards Update 2011-04 (ASU 2011-04), Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 amended ASC 820, Fair Value Measurements and Disclosures, to converge the fair value measurement guidance in US generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRSs). The standard clarifies existing fair value measurement and disclosure requirements and changes existing principles and disclosure guidance. Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholder’s equity. Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for the first interim or annual periods beginning after December 15, 2011, and should be applied prospectively. The adoption of this standard is not expected to have a material effect on the Plan’s financial statements.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 10 RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

Net assets of the Plan reflecting investments at fair value will be recorded on the 2011 Form 5500. The following is a reconciliation of net assets available for benefits and changes in net assets available for benefits between the financial statements and the amounts that will be included in the Form 5500:

	2011	2010
Net assets available for benefits per the financial statements	$593,508,993	$627,952,296
Less: Benefits processed but not yet paid	(195,229)	(722,543)
Add (Less): Adjustment from fair value to contract value for fully benefit responsive investment contracts	463,004	(4,396,017)

Net assets available for benefits per the Form 5500	$593,776,768	$622,833,736

	2011	2010
Total increase (decrease) in net assets per the financial statements	$(34,443,303)	$30,765,268
Less: Benefits processed but not yet paid at end of year	(195,229)	(722,543)
Add: Benefits processed but not yet paid at beginning of year	722,543	—
Adjustment from fair value to contract value for fully benefit responsive investment contracts at end of year	463,004	(4,396,017)
Adjustment from fair value to contract value for fully benefit responsive investment contracts at beginning of year	4,396,017	14,359,411

Total increase (decrease) in net assets per the Form 5500	$(29,056,968)	$40,006,119

NOTE 11 RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market volatility and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

USG CORPORATION INVESTMENT PLAN

Notes To Financial Statements

December 31, 2011 and 2010

NOTE 12 RELATED PARTY TRANSACTIONS

The Plan invests in The Northern Trust Collective Short Term Investment Fund, managed by The Northern Trust Company, the trustee of the Plan. The Plan also invests in the common stock of the Corporation. These transactions and notes receivable from participants qualify as party-in-interest transactions; however, they are exempt from the prohibited transactions rules under ERISA.

NOTE 13 PLAN MERGER

On March 31, 2007, California Wholesale Material Supply, LLC was acquired by a member of USG Corporation’s controlled group of corporations. As a result of the merger, net assets in the amount of $5,983,028 were transferred to the Plan on April 16, 2010.

SUPPLEMENTAL SCHEDULE

SCHEDULE I

USG CORPORATION INVESTMENT PLAN

Schedule of Assets (Held at End of Year)

EIN # 36-332-9400

December 31, 2011

	Principal Amount/ Number of Shares	Cost**	Fair Value
Common Stock
USG Corporation	397,186		$4,035,410

Mutual Funds
Vanguard Institutional Index Fund	466,887		53,710,712
Fidelity Puritan Fund	4,114,982		72,794,029
American Funds Growth Fund of America	1,791,268		51,445,216
Vanguard Small Cap Growth Index Fund	2,239,349		48,213,186
Dodge & Cox Stock Fund	375,459		38,161,648
Templeton Foreign Fund	1,262,795		21,518,019
PIMCO Total Return Fund	4,253,555		46,236,144

Total Mutual Funds			332,078,954

Synthetic Guaranteed Investment Contracts
Common Collective Trusts
JP Morgan Chase Bank
Liquidity Fund	14,526		14,526
Intermediate Bond Fund	15,143,548		214,584,078

Total Commingled Trust Fund			214,598,604

Wrap Contracts
AIG, 1127573			65,752
Bank of America, 07-067			65,927
State Street Bank & Trust, 107099			65,828

Total Wrap Contracts			197,507

Total Synthetic Guaranteed Investment Contracts			214,796,111

Common Collective Trusts - Short-Term Investments
Northern Trust Collective Short-Term Investment Fund*	1,889,188		1,889,188
JP Morgan Chase Bank Liquidity Fund	11,671,488		11,671,488

Total Short-Term Investments			13,560,676

Notes Receivable from Participants*
(Interest rates ranging from 3.25% to 9.50%)
			30,376,960

Total			$594,848,111

*	Parties in interest
**	Participant directed. Cost information is not required.